EXHIBIT INDEX

Company Press Release September 21, 2000, titled "Max Lukens Joins Stewart & Stevenson as New Director."

                             Client:         Stewart & Stevenson Services, Inc.

                             Contacts:       David Stewart, Treasurer
                                             Stewart & Stevenson Services, Inc.
                                             713-868-7657 / d.stewart@ssss.com

                                             Ken Dennard / kdennard@easterly.com
                                             Lisa Elliott / lisae@easterly.com
                                             Easterly Investor Relations
                                             713-529-6600

              MAX LUKENS JOINS STEWART & STEVENSON AS NEW DIRECTOR

     HOUSTON, TX - September 21, 2000 - STEWART & STEVENSON SERVICES, INC. (NASDAQ:SSSS), a leading manufacturer, and distributor of industrial and energy related equipment; oilfield and airline ground support equipment; and a manufacturer of medium tactical vehicles for the U.S. Army announced that Mr. Max L. Lukens was elected as a director of the company at the meeting of the Board of Directors held on September 12, 2000. Mr. Lukens is the former Chairman of the Board, President and Chief Executive Officer of Baker Hughes Incorporated in Houston, Texas. He is a director of El Paso Energy Corporation, a member of the American Institute of Certified Public Accountants, and a director and past President of the Children's Museum of Houston.

     "We are very pleased to welcome Mr. Lukens to our Board of Directors," says Michael L. Grimes, Stewart and Stevenson's President and Chief Executive Officer. "His wealth of knowledge about the oil service and energy industries as well his outstanding business acumen, will be a great asset to us as we continue to implement our strategic initiatives."

     Stewart & Stevenson Services, Inc., founded in 1902, is a billion-dollar company that manufactures and distributes a wide range of industrial products and diesel-powered equipment to key industries worldwide, including petroleum, power generation, defense, airline, marine and transportation. Visit the company's corporate Web site at http://www.ssss.com.